EXHIBIT 14
SOUTHEAST BANK & TRUST
AND
SOUTHEAST BANCSHARES
CODE OF ETHICS
CONFLICTS OF INTEREST POLICY
Revised January 2, 2007

Exhibit 14 - 1

This policy was originally adopted by the SouthEast Bank & Trust Board of Directors on January 27, 2004, and it revised on January 2, 2007 to incorporate the reorganization and share exchange with the bank holding company, SouthEast Bancshares, Inc.
INTRODUCTION
The reputation and successful operation of SouthEast Bank & Trust and SouthEast Bancshares (collectively referred to herein as the “Bank”) is built upon the Bank’s business philosophy and the ethical conduct of the Bank and its directors, officers, and employees (the “Representatives”). Financial institutions depend upon the public’s trust. The preservation of that trust and of the Bank’s reputation for excellence requires close observance of both the letter and spirit of relevant laws and regulations, and also continuing and careful regard for the high standards of conduct set forth in the policy statements which follow.
These policies and statements will address the subjects of legal and ethical standards in our conduct of business, conflict of interest, and compliance with antitrust law. The Chief Executive Officer (the “CEO”) and the Board of Directors are responsible for the administration of this Code of Ethics and Conflicts of Interest Policy (the “Code”).
The Bank expects its Representatives to conduct business and business-related dealings in accord with the intent of all applicable laws, whether local, state, or federal, and to refrain from any form of dishonest or unethical conduct.
In all situations, including those where there are no applicable legal principles or the law is unclear or in conflict, our Representatives are expected to exercise good judgment and conduct their business in such a manner that such action can be supported without reservation or apology.
Compliance with this Code is the responsibility of every Representative, and failure to comply with this Code can result in disciplinary actions, including without limitation, oral or written reprimands, suspension or termination of employment or potential legal actions against violators of this Code. The following guidelines will aid our employees in determining what conduct is expected of them.
POLICIES ON LEGAL AND ETHICAL STANDARDS
15. Confidentiality of Customer Information
It is the policy of the Bank that information with respect to our customers acquired by an employee through his or her employment is considered to be held in the strictest confidence. Except where legally required, in no instance shall such information be transmitted to unauthorized persons outside the Bank, including family and associates, or other Representatives of the Bank who do not need to know the information.

Exhibit 14 - 2

          (a) Financial Privacy
All customer records are protected under federal and state law. All employees are expected to maintain the privacy of all customers and no information is permitted to be disclosed to any person that is not authorized to receive the information.
All governmental requests for information are to be directed immediately to the Senior Vice President Operations.
All requests for credit related information are to be directed to the Senior Credit Officer or designee and only experience by the Bank is permitted to be disclosed as allowed under the Fair Credit Reporting Act.
          (b) Fair Credit Reporting Act
Credit reports are obtained for permissible purposes for legitimate business transactions initiated by the consumer as directed under the Fair Credit Reporting Act. Information contained in these reports is confidential and are not to be distributed in any manner to a third party.
Proprietary Information
With respect to corporate information regarding the Bank, confidentiality is essential. Information of a financial, technical, or business nature regarding the Bank is not to be released to any outside person unless it has been made available to the public and approved by the CEO.
Gifts Received by Employees
No Representative should give or accept any cash, gifts exceeding a retail value of $25.00, special accommodations, favors, or the use of property or facilities to or from anyone with whom such person is doing, negotiating, soliciting, or being solicited for business on behalf of the Bank. It should be understood that under some circumstances a gift may be considered an illegal “kickback” which is a crime under federal and state law.
Giving of Gifts
Direct or indirect gifts, offer, or promises of any gift, bribe, kickback, favor, loan, service, or anything else of value to any individual, business entity, organization, governmental unit, public official, political party or other person by an employee on behalf of the Bank in connection with any transaction or business for the purpose of influencing the action of the recipient is expressly prohibited. This standard of conduct is not meant to prohibit

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normal business practices such as providing entertainment, meals, favors, discounts, tickets to cultural and sporting events, gifts given as a token of friendship or for special occasions as long as the gift is of nominal and reasonable value under the circumstances and promotes legitimate business development.
Preferential Treatment
Representatives shall not purchase or appropriate to their own personal use, any corporate property, service, or profit opportunity in the basis of or under situation not otherwise available to members of the public with the exception of:
1.	Special employee programs and services; or

2.	Purchase of property from the Bank provided the purchase price is at fair market value, such valuation having been properly documented; or
Representatives may be asked for legal or tax advice or are asked for a referral to an attorney, tax expert, accountant, real estate agent, etc. The law generally prohibits Representatives from offering legal and tax advice, but Representatives may provide referrals to experts in various fields.
Political Contributions
Although recent decisions by the Federal Election Commission liberalize certain restraints on banks and corporations supporting political action committees, it remains illegal to use corporate or bank funds for the purpose of making contributions or expenditures in connection with elections to any local, state, or federal office. However, federal election laws do permit the use of corporate funds and assets for certain limited political purposes such as:
1.	Establishing political action committees to solicit contributions to separate political funds to be utilized for political purposes; or

2.	Communicating direct political messages to shareholders; or

3.	Implementing non-partisan voter registration or to “get-out-the-vote” campaigns.
Each Representative is free to decide if and to whom personal political contributions will be made. Directors, officers and supervisors are prohibited from placing any pressure, either direct or indirect, on employees regarding their personal political contributions.
Improper Transaction and Payments

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It is commonly recognized that there is a direct correlation between illegal and otherwise improper payments and inaccurate books and records. To ensure the integrity of the Bank’s books and records, the following principles should be followed:
1.	All transactions or conduct of Bank business must be properly reflected in the Bank’s books and records; and

2.	No secret or unrecorded fund of Bank money or other assets may be established or maintained; and

3.	Any payment is prohibited if no record of its disbursement is entered in the Bank’s accounting record; and

4.	Making false or fictitious entries in the books or records of the Bank or issuing false or misleading documents is prohibited and in most instances will constitute a criminal offense; and

5.	A Representative should avoid processing transactions for the Representative’s own personal account, an account on which the Representative signs with another person, and accounts belonging to members of a Representative’s family; and

6.	Representatives must also avoid participating in transactions, which gives the appearance of circumventing established Bank policies. Any transaction which gives the appearance of circumventing established Bank policies can be considered a violation of the code of conduct. Transactions include but are not limited to deposits, processing of payments, waiving fees or charges, making loans, etc.; and

7.	Representatives and their immediate families, acting either individually or as a fiduciary, may not sell assets to or purchase assets from the Bank unless the purchase or sell is at a fair market value price, documentation is maintained, and prior approval is granted by the CEO or the President.
Improper conduct involving the Bank, regardless of the amount, is a federal offense and is and shall be reported to the proper authority.
          (c) Computer and Equipment Use
Selected Representatives may have access to the internet for general research and related purposes. These persons may also have access to e-mail via the internet. No employee may utilize e-mail for purposes of sending any information that is protected under the privacy laws or any other Bank information that is considered private. In addition, these employees are strongly discouraged from accepting “cookies” via the

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internet. Cookies are devices used in the technology environment to collect data from the end-users computer.
E-mail is not a secure transmission medium. The transmission of any Bank record data is prohibited using internet e-mail to any person.
CONFLICT OF INTEREST
Corporate Policy
It is the policy of the Bank that all Representatives must avoid potential conflicts of interest.
A potential conflict of interest exists whenever a Representative has an outside interest, direct or indirect, which might either conflict with the individual’s duty to the Bank or adversely affect the individual’s judgment in the discharge of his or her responsibilities to the Bank.
In the event a potential conflict does arise, its nature and extent should be fully disclosed immediately to the CEO (or the Board of Directors in the event of a potential conflict of interest involving the CEO), who, after making a thorough review of the circumstances, will determine appropriate action. A written report of the disposition of the matter will be retained if deemed appropriate by the reviewing officer.
Fiduciaries and Legacies
Except with respect an employee’s immediate family (parents, spouse, children), relatives or any other persons related to the employee, no employees may accept an appointment or continue to act as a fiduciary or co-fiduciary of any estate, trust, agency, guardianship, or custodianship account of a Bank customer unless authorized by the Board of Directors.
No employee of any Bank trust activity should receive, directly or indirectly, any substantial legacy from a Bank customer, except:
1.	Where such customer is a relative or the person involved; or

2.	The employee named in the legacy has never dealt with the grantor as a representative of the Bank.
Whenever an individual becomes aware of being named as a beneficiary in a will or trust or upon first learning of the fact after the death of a grantor, the employee should immediately notify the CEO for a determination as to whether the employee should continue as a beneficiary of legatee.

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Lending
It is the position of the Bank that lending services be available to serve the legitimate and deserving credit needs of all customers on equal basis. Loan terms and conditions shall be based upon a borrower’s creditworthiness.
Lending officers are not permitted to extend credit to relatives, unless approved by the President or the Senior Credit Officer.
Extending credit to companies in which the lending officer has a controlling interest or in which a relative of the lending officer has such an interest, is not permitted, unless approved by the President or the Senior Credit Officer.
The Bank seeks business relationships with businesses and individuals, however, those persons or businesses providing professional services, for example, accountants, attorneys, appraisers, etc., shall not be extended loans or obtain deposits on a preferential basis.
Outside Employment
Full-time Bank employees should carefully scrutinize outside employment, including the performing of any service for compensation, to avoid potential conflicts of interest and excessive demands on one’s time.
Outside employment may be undertaken, unless objected to by the CEO on the grounds that such outside employment interferes with job performance or is not consistent with the mutual best interests of the employee and the Bank.
Participation in Public Affairs
It is the philosophy of the Bank to encourage its employees to have an awareness of their responsibility and to participate in civic and political activities. Each employee is free to support community activities or the political process as he or she desires.
Voluntary efforts for civic or political activity normally take place outside of regular business hours. If voluntary work requires Bank time, prior approval should be obtained from the President.
In all cases, employees in civic or political activities do so as individuals and not as representatives of the Bank.
Corporate Directorships, Public Office, and Commissions
Election or appointment to public office, commissions, boards, or as an officer or director of a nonprofit corporation, may be accepted by the employee. Participation in

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such activities should be undertaken only if the time required will not unduly encroach on normal working time or necessitate such long hours as to impair the employee’s ability to meet regular job responsibilities.
Election or appointment as a director of a business corporation must be approved in advance by the CEO. To avoid the problem of interlocking directorships or management interlocks prohibited by applicable antitrust or banking laws, any question concerning service with any financial services institution shall be referred to the CEO who will confer with the Bank’s attorney.
Approval to serve in such activities shall not imply that the Bank employee is serving at the direction or desire of the Bank. If indemnity or coverage under the Company’s Directors and Officers Liability Insurance Policy is desired with respect to such service, the specific written approval of the CEO or President must be obtained. No request for indemnification or insurance coverage will be considered until the Board of Director of the Bank entity involved approves such request by resolution referring explicitly to the office and the individual. A copy of each such resolution shall be forwarded to the Secretary of the Bank’s Board of Directors.
Unless specifically approved by the Board of Directors, no Representative shall serve on the Board of Directors of any non-Bank entity which:
1.	Competes with the Bank; or

2.	Is in default to the Bank or any loan, contract or other obligation; or

3.	Is involved in a controversy or litigation with the Bank.
In like manner, no employee, officer, director or substantial shareholder of another company shall serve as a director of the Bank where such circumstances exist.
Unusual Business Transactions
No Bank employee, directly or through a controlled entity, shall be a regular supplier to, or purchaser from, the Bank of goods or unusual banking services unlike those offered to the public without written approval of the CEO. In the event the transaction exceeds $5,000, disclosure for an approval from the Board of Directors shall also be required. All such transactions, including purchases or sales of goods, property or services, shall be for full and fair value.

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SECURITIES AND DISCLOSURES
Accounting Policies
     The Bank and each of its subsidiaries, if any, will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Bank.
     All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account. You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation. The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to federal penalties, as well as punishment of up to and including termination of employment.
     No director, officer or employee of the Bank may directly or indirectly:
•	Make or cause to be made a materially false or misleading statement, or

•	Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.
Disclosure Policies and Controls
     The continuing excellence of the Bank’s reputation depends upon our full and complete disclosure of important information about the Bank that is used in the securities marketplace. Our financial and non-financial disclosures and filings with the FDIC or other governmental agency must be transparent, accurate and timely. Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation between many departments and disciplines. We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.
     The Bank must disclose to the FDIC or other governmental agency, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate. The Bank may require you to participate in the disclosure process, which is overseen by the Board of Directors, the CEO or the Chief Financial Officer (“CFO”). The disclosure process is designed to record, process, summarize and

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report material information as required by all applicable laws, rules and regulations. Participation in the disclosure process is a requirement of a public Bank, and full cooperation and participation by the Board of Directors, CEO, CFO and, upon request, other employees in the disclosure process is a requirement of this Code.
     Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner or be subject to discipline of up to and including termination of employment.
Insider Trading or Tipping
     Directors, officers and employees who are aware of material, non-public information from or about the Bank (an “insider”), are not permitted, directly or through family members or other persons or entities, to:
•	Buy or sell securities (or derivatives relating to such securities) of the Bank, including transfers in or out of the stock funds in any Employee Savings Plan (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

•	Pass on, tip or disclose material, nonpublic information to others outside the Bank including family and friends.
     Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.
     Examples of information that may be considered material, non-public information in some circumstances are:
•	Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

•	Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

•	An undisclosed increase or decrease in dividends on the Bank’s common stock;

•	Undisclosed major management changes;

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•	A substantial contract award or termination that has not been publicly disclosed;

•	A major lawsuit or claim that has not been publicly disclosed;

•	The gain or loss of a significant customer or supplier that has not been publicly disclosed;

•	An undisclosed filing of a bankruptcy petition by the Bank or a significant subsidiary;

•	Information that is considered confidential; and

•	Any other undisclosed information that could affect our stock price.
     Another Bank’s Securities.
     The same policy also applies to securities issued by another Bank if you have acquired material, nonpublic information relating to such Bank in the course of your employment or affiliation with the Bank.
     Trades Following Disclosure.
     When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in question until the third business day after the information has been publicly released to allow the markets time to absorb the information.
ANTITRUST COMPLIANCE AND RELATIONS WITH COMPETITORS
In offering its full range of financial services, the Bank engages in vigorous yet fair and open competition. All Representatives are expected to observe the highest standards of ethical conduct in relationships with competitors. This dissemination of rumors or disparaging statements regarding competitors is inappropriate and unethical. It is the Bank’s policy to emphasize the quality and competence of its own services and staff, rather than to criticize those competitors.
Employees are prohibited from entering into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies, or disclosing to competitors future plans of the Bank which have not been disclosed generally to the public.

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Antitrust laws require that the company may not in any manner extend credit, lease or sell property of any kind, furnish any service, or fix or vary the consideration for any of the foregoing, on the condition or requirement that:
The customer obtain some additional credit, property or service other than a loan, discount, deposit, or trust service; or
1.	That the customer obtain any additional service from another Bank subsidiary; or

2.	That the customer provide some additional service to the Bank; or

3.	That the customer shall not obtain some other service other than loans from a competitor of the Bank.
ADMINISTRATION, REPORTING OF VIOLATIONS AND AMENDMENT
The CEO shall bear primary responsibility for ensuring that the Representatives comply with this Code.
The Board of Directors has adopted this Code and delegated to management the responsibility for its administration throughout the Bank. It shall be management’s responsibility to disseminate this Code to all affected parties and to adopt appropriate procedures to review compliance throughout the Bank. This Code shall be delivered to each Representative and Human Resources shall retain the acknowledgement signed by the Representative.
It is the responsibility of each Representative to be familiar with this Code and to abide by the letter and spirit of its provisions at all times.
Amendments and Modifications of this Code
     There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate.
     In case of any amendment or modification of this Code that applies to an officer or director of the Bank, the amendment or modification shall be posted on the Bank’s website within two days of the board vote or shall be otherwise disclosed as required by applicable law or rules. Notice posted on the website shall remain there for a period of 12 months or made available in accordance with applicable laws and regulations and shall be retained in the Bank’s files as required by law.

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Non-retaliation for Reporting
     In no event will the Bank take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith. However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Bank. In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.
     We will not allow retaliation against any employee for reporting a possible violation of this Code in good faith. Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code. Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited. Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.
Reporting of Code Violations
     You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code. If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter in a timely fashion.
     Generally, Representatives should raise such matters first with an immediate supervisor. However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with the CEO. Directors and executive officers should report any potential violations of this Code to the Board of Directors. The most important point is that possible violations should be reported and we support all means of reporting them.
Waivers
     There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committed that will ascertain whether a waiver is appropriate under all the circumstances. In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board of Director’s vote or shall be otherwise disclosed as required by applicable law or rule. Notices, if any, posted on our website shall remain there for a period of 12 months or as otherwise required by applicable laws and regulations and shall be retained in the Bank’s files as required by applicable law.

Exhibit 14 - 13

I hereby acknowledge receipt of the Bank’s Code of Ethics and Conflict of Interest Policy and disclose that I have no conflicts regarded in Section III of this policy statement, unless attached hereto. I have read and understand each of the provisions of this Code of Ethics and Conflicts of Interest Policy.
Employee/Director Signature:
Date:
PLEASE RETURN THIS PAGE TO HUMAN RESOURCES AND RETAIN THE POLICY

Exhibit 14 - 14